Exhibit 99.1
VUZIX COMPLETES INITIAL PUBLIC OFFERING
December 29, 2009
Vuzix Corporation (“Vuzix”) announced today the closing on December 24, 2009 of its initial public offering of 31,180,157 units (“Units”) at a price of Cdn$0.20 per Unit resulting in gross proceeds of Cdn$6,236,031.40 (the “Offering”). Each Unit consists of one share of common stock of Vuzix and one-half of one common stock purchase warrant. Each whole warrant is exercisable to acquire one share of common stock of Vuzix at a price of Cdn$0.30 at any time up to 36 months following the closing of the Offering.
The Offering was made: (i) in Canada through a syndicate of agents led by Canaccord Financial Ltd. and Bolder Investment Partners, Ltd.; and (ii) in the United States with Canaccord Adams Inc., as agent, and selling group participation by Lighthouse Financial Group LLC.
For their services in connection with the Offering, the agents received a cash commission equal to 8% of the gross proceeds of the Offering and an aggregate of 3,897,519 compensation options (each, a “Compensation Option”). Each Compensation Option is exercisable to acquire one Unit at a price of Cdn$0.20 for a period of 12 months following the closing of the Offering. In addition, upon closing of the Offering, Canaccord Financial Ltd. and Bolder Investment Partners, Ltd. received an aggregate of 2,609,903 shares of common stock of Vuzix in connection with certain fiscal advisory services provided to Vuzix and reimbursement of expenses incurred in the Offering.
Vuzix has applied to list the common stock and warrants comprising the Units on the TSX Venture Exchange (the “TSX-V”). The TSX-V has conditionally approved the listing of the common stock under the symbol “VZX” and the warrants under the symbol “VZX.WT”. Listing of the common stock and warrants will be subject to Vuzix fulfilling all of the listing requirements of the TSX-V and, in the case of the warrants, distribution to a minimum number of public security holders. Listing will only occur upon issuance by the TSX-V of its final bulletin.
The Offering was conducted in the United States pursuant to a Registration Statement filed with the U.S Securities and Exchange Commission on Form S-1 and in Canada pursuant to a final base PREP prospectus and prospectus supplement which were filed with the securities regulatory authorities in each of the provinces of Canada, excluding Québec. A copy of the final U.S. prospectus is available at www.sec.gov/edgar and copies of the final Canadian base PREP prospectus and the supplemented PREP prospectus are available at www.sedar.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities referred to herein, nor shall there be any sale of the securities in any state, province or any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Vuzix Corporation
Vuzix Corporation manufactures and sells video eyewear for the entertainment, defense, industrial and low vision medical markets. Vuzix products provide users with a portable and private big screen experience that can be used practically anywhere, anytime. Currently Vuzix produces the broadest range of video eyewear solutions in each of its various markets, including 3D video, virtual and augmented reality solutions. The company is revolutionizing the personal display industry and aims to continue to create mobile products that can enrich both the personal and work lives of its customers. Founded in 1997, Vuzix has offices in Rochester, NY, London, UK and Tokyo, Japan. For more information, please visit www.vuzix.com.
For further information, please contact:
Grant Russell
Exec VP & CFO
Phone: 585 359-7562
Email: IR@vuzix.com
     Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release